EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), dated September 16, 2003 (the “Effective Date”), is by and between QUINTESSENCE PHOTONICS CORPORATION, a Delaware corporation with its principal place of business at 15632 Roxford Street, Sylmar, California 91342 (“Licensor”) and FINISAR CORPORATION, a Delaware corporation with a principal place of business at 1308 Moffett Park Drive, Sunnyvale, California 94089 (“Licensee”).

RECITALS:

A.
Licensor is the creator and owner of certain Technology and Intellectual Property (as defined in Section 1 below), and, upon the Restructuring (as defined below), has the right to grant a license to use, modify, copy, market and sell the Technology and Intellectual Property (each as defined below).

B.
Licensor owes certain financial obligations to Licensee, as set forth in a Loan and Security Agreement dated November 2, 2001, as amended and restated at January 14, 2002, and the documents and instruments referenced therein and entered into thereunder (collectively, the “Loan Agreement”).

C.
As collateral security for the repayment of the loans described in the Loan Agreement, Licensor also granted to Licensee a security interest in Licensor’s intellectual property (the “Secured IP”), pursuant to that certain Intellectual Property Security Agreement between the parties dated January 14, 2002, as amended (the “IP Security Agreement”), which Secured IP included, but was not limited to (i) any and all Copyright (as defined in the IP Security Agreement); (ii) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (iii) any and all design rights which may be available to Licensor now or hereafter existing, created, acquired or held; (iv) any and all Patents (as defined in the IP Security Agreement); (v) any and all Trademarks (as defined in the IP Security Agreement); (vi) any and all claims for damages by way of past, present or future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (vii) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (viii) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (ix) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

D.
In consideration of the grant of the licenses set forth in this Agreement and certain other releases and consideration as set forth in the written agreements executed by the parties contemporaneously herewith (the “Closing Documents”), Licensee has agreed to (i) convert the unpaid balance owing under the Loan Agreement (after application of certain agreed-upon payments) into shares of preferred stock of Licensor, (ii) cancel and terminate Licensor’s remaining obligations under the Loan Agreement and (iii) terminate the security interest in the Secured IP under and pursuant to the terms of the IP Security Agreement, all as set forth in the Closing Documents (the “Restructuring”).

E.
As further consideration to Licensee for its agreement to accept shares of Licensor’s preferred stock in partial payment of the balance due under the Loan Agreement, Licensor desires to grant Licensee a license to the Licensed IP (as defined below) on the terms and conditions set forth in this Agreement

EXECUTION VERSION

(a)	$5.0 million if terminated during the first three years following the Effective Date;

(b)	$5.5 million if terminated during the fourth year following the Effective Date; or

(c)	$6.0 million if terminated during the fifth year following the Effective Date.

Notwithstanding the foregoing, in the event that Licensor pays a Forbearance Fee to Licensee pursuant to Section 2.6 above, the applicable Termination Fee set forth above shall be reduced by the amount of such Forbearance Fee paid.

If this Agreement is not terminated by Licensor by paying the Termination Fee to Licensee by the last day of the fifth year from the Effective Date, then this Agreement shall continue in perpetuity.

Except as set forth in this Section 4.1, Licensor shall not be entitled to terminate this Agreement for any reason. However, in the event of any breach of this Agreement by Licensee, Licensor shall have the right to seek damages, injunctive relief and any other remedies (excluding termination of this Agreement) from a court with jurisdiction over such case. Licensee may terminate this Agreement upon thirty (30) days prior written notice to Licensor.

4.2 Effect of Termination. In the event of termination of this Agreement for any reason,

(a)
Licensor shall have no further obligation to disclose any updates or modifications to its Technology or Intellectual Property (including any Derivative Works created by Licensor after the date of termination) to Licensee;

(b)
All licenses granted to Licensee under this Agreement shall immediately terminate, except (i) pursuant to Section 4.2(d) below and (ii) the licenses to market, distribute, sell, offer for sale, import and export and the right to Sublicense shall survive for a period of six (6) months (the “Sell-off Period”) with respect to Licensee’s inventory of products commercially released prior to the termination of this Agreement (excluding any products that are still in development), but only to the extent of those Licensed IP incorporated into Licensee’s commercially released products prior to the termination of this Agreement; however, upon the expiration of such Sell-off Period, Licensee shall have no further right or license whatsoever with respect to any Licensed IP.

(c)
All Sublicenses granted to End Users with respect to Licensee’s products commercially released prior to the termination of this Agreement (excluding any products that are still in development), shall survive the termination of this Agreement, but only to the extent of that Licensed IP incorporated into Licensee’s commercially released products prior to the termination of this Agreement, and Licensee may continue to offer customer support to End Users with respect to such commercially released products;

EXECUTION VERSION

(d)
In the event that, prior to the termination of this Agreement, Licensee has commercially released one or more fiber optics products that incorporate any Derivative Works developed by Licensee prior to the termination of this Agreement, then Licensee may continue to make, have made, use, manufacture, market, distribute, sell, offer for sale, import and export such fiber optics products and grant Sublicenses in conjunction therewith, provided that Licensee shall pay Licensor a royalty or license fee as determined below and continue to comply with all of the applicable provisions of this Agreement. Licensor and Licensee shall jointly determine the amount of the royalty or license fee within 60 days of the termination of this Agreement. If Licensor and Licensee are unable to reach an agreement on the amount of the royalty or license fee within such 60-day period, Licensor and Licensee shall engage InteCap or, if InteCap is unavailable for any reason, a reputable accounting firm which has no prior business relationships with either party and which has expertise in the fiber optics and laser technologies field (the “Independent Expert”), to recommend a reasonable amount as the royalty or license fee, which recommendation shall be considered by the parties in good faith. The costs of engaging the Independent Expert shall be shared equally by Licensor and Licensee. The recommendation of the Independent Expert shall be non-binding and may be rejected by either party, provided that such rejection is made in good faith. In the event that the recommendation of the Independent Expert is rejected in good faith by either party, the amount of the royalty or license fee shall be finally and exclusively determined by arbitration held in Los Angeles, California, in accordance with the Commercial Rules of the American Arbitration Association. Judgment upon any award rendered in such arbitration may be entered by any court having jurisdiction;

(e)
Each party shall return to the other party all Confidential Information belonging to the other party, except that Licensee may retain Confidential Information relating to its surviving rights under subsections (b) and (d) above; and

(f)	Sections 2.2, 2.5, 2.6, 4.2, 5, 6, 7.3, 7.4 and 8 shall survive termination of this Agreement, as well as any other provisions that by their terms or sense are intended to survive.

5. WARRANTIES AND INDEMNIFICATION.

5.1 Warranties. Licensor hereby represents, warrants and covenants to Licensee that, except as may be disclosed in writing to Licensee and subject to completion of the Restructuring, on the Effective Date and the date of delivery of any Deliverables:

(a)	Licensor owns all of the Licensed IP and has full power and authority to grant Licensee the rights and licenses granted in this Agreement;

(b)
to Licensor’s Knowledge, (i) the Licensed IP (but excluding any Transferred IP) and Licensor’s Derivative Works are free of any adverse claims, judgments or restrictions (except as set forth herein) and (ii) are not subject to any third party royalty or other material obligations;

(c)
to Licensor’s Knowledge, the Licensed IP (but excluding any Transferred IP) and Licensor’s Derivative Works do not infringe or misappropriate the valid patent, copyright, trademark, trade secrets or other intellectual property rights of any third party, and Licensor has not received any notice or claim to the contrary. While Licensor has not conducted any searches outside of the U.S. with respect to such Licensed IP and Licensor’s Derivative Works, it has no actual knowledge of any adverse claim, judgment, restriction or claim of infringement or misappropriation arising outside the U.S. with respect to such Licensed IP and Licensor’s Derivative Works;

(d)	the Deliverables will be complete and accurate; and

(e)
to Licensor’s Knowledge, no act has been done or omitted to be done by Licensor which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to cancel, forfeit, modify or consider abandoned, any Licensed IP or Derivative Works, or give any Person any rights with respect thereto.

EXECUTION VERSION

5.2 Limitation of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANOTHER CLOSING DOCUMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ITS TECHNOLOGY, INTELLECTUAL PROPERTY OR ITS DERIVATIVE WORKS THEREOF, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT IN THE EVENT OF FRAUD OR INTENTIONAL WRONGDOING AND EXCEPT FOR LICENSEE’S LIABILITY ARISING FROM BREACH OF CONFIDENTIALITY UNDER SECTION 6 BELOW, IN NO EVENT SHALL LICENSOR OR LICENSEE BE LIABLE AND EACH PARTY COVENANTS NOT TO BRING ANY CLAIM FOR SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR ANY INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION EXEMPLARY DAMAGES, WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

5.3 Indemnification.

(a)
Licensor shall indemnify, defend and hold Licensee and its customers harmless from and against any costs, expenses, liabilities or damages incurred in connection with any or alleged breach of Licensor’s warranties set forth in Section 5.1 above.

(b)
With respect to any U.S. infringement claim within the scope of Licensor’s indemnification obligation under Section 5.3(a) above, Licensee shall (i) promptly notify Licensor of such claim, (ii) grant Licensor sole control of the defense and all related settlement negotiations, and (iii) provide Licensor with the assistance, information and authority reasonably necessary to perform the above, at Licensor’s expense. Licensee may, at its option and expense, be represented by separate counsel in any such action. If Licensor fails to assume or perform its indemnification obligations in a reasonable manner, Licensee may assume control of its defense and Licensor shall reimburse Licensee for its reasonable costs and expenses (including attorneys’ fees) incurred therein, as well as payment of any damages awarded or any reasonable settlement amounts.

(c)
To the extent any Licensed IP is used or incorporated in a commercially released product of Licensor, if use of such Licensed IP is enjoined or such Licensed IP is believed by Licensor or held by a court or arbitrator to infringe the valid patent, copyright, trademark, trade secrets or other intellectual property rights of any third party arising under the laws of the U.S., Licensor shall promptly use commercially reasonable, good faith efforts, at its election, to obtain a license from such third party whose rights have been infringed, to modify such Licensed IP so it is non-infringing or to provide to Licensee substitute Licensed IP that is non-infringing, without adversely affecting functionality or performance.

(d)
Licensor shall have no liability for infringement to the extent such infringement is based on any Derivative Works created by Licensee (unless such Derivative Works were created at Licensor’s express direction) or the Transferred IP, where such infringement would not have arisen but for the creation of such Derivative Works or Licensee’s applications or perfection of rights under Section 2.5 above.

EXECUTION VERSION

6. CONFIDENTIALITY.

6.1 Use and Disclosure. Licensee agrees to maintain all trade secrets, source code (if any) and other confidential information included in the Deliverables and Licensed IP, including, without limitation, all documentation and information marked or labeled by Licensor as “confidential,” (collectively, “Confidential Information”) as confidential. Licensee shall not disclose the Confidential Information to any Persons except on a need-to-know basis. Licensee shall use reasonable commercial efforts to prevent unnecessary disclosure of any Confidential Information or trade secrets of Licensor through or as a result of Licensee’s patent and/or copyright applications or perfection of rights in the Transferred IP under Section 2.5 above, or through or as a result of Licensee’s creation, release, publication or distribution of any of its Derivative Works. Licensee shall treat the Confidential Information with at least the same level of protection as it affords its own confidential information of similar sensitivity, but not less than a reasonable level of protection. Licensee shall inform its employees and contractors to whom it discloses the Confidential Information that under this Agreement they are bound by obligations of confidentiality. Confidentiality obligations shall survive for five (5) years from the date the Confidential Information is disclosed to Licensee.

6.2 Exceptions. The obligations of confidentiality do not apply to the extent that information (i) is now or later becomes generally available to the public without fault or breach of Licensee; (ii) was rightfully in Licensee’s possession prior to disclosure by Licensor; (iii) is independently developed by Licensee without the use of any Confidential Information of Licensor; or (iv) is obtained by Licensee from a third party who has the right to disclose it to Licensee and who, to the Knowledge of Licensee, owes no obligation of confidentiality to Licensor.

6.3 Injunctive Relief. Licensee acknowledges that Licensor’s Confidential Information is highly valuable to Licensor, that any breach of Licensee’s confidentiality obligations with respect thereto may severely damage Licensor, and that monetary damages may not be a sufficient remedy for such breach, and, therefore, that Licensor is entitled to seek, among any other available remedies, immediate injunctive and other equitable relief for any such breach.

7. PURCHASING AND MARKETING.

7.1 Trademarks. Licensor grants to Licensee a nonexclusive right and license to use, reproduce and display all Trademarks in connection with Licensee’s marketing and distribution of the Licensed IP in an ongoing manner consistent with Licensor’s then-current trademark usage standards. Licensee may also develop and use its own trademarks and service marks in connection with its products or services that use or incorporate the Licensed IP, as described in Section 7.2 below.

7.2 Branding; Copyright and Trademark Use. Licensee may, in its discretion, private-label any products within the scope of the Licensed IP and any Derivative Works created by Licensee as a product of Licensee, using Licensee’s own brand names, trademarks and service marks. Product packaging and documentation for products and services that use or incorporate the Licensed IP shall also be designed and produced by Licensee, at its sole discretion. However, Licensee shall include, subject to Licensor’s approval as to form, appropriate trademark, copyright and patent notices of Licensor in the documentation for the Technology.

7.3 Most Favored Purchaser Status. Licensor shall offer Licensee “most favored nation” product pricing on all products offered or sold by Licensor. Specifically, Licensor agrees to sell such products to Licensee at pricing and terms that are equivalent to or better than the pricing and terms offered by Licensor to other purchasers of its products, unless such other purchaser has purchased a materially larger quantity of products from Licensor. If Licensor provides any other purchaser of its products with more favorable pricing or terms under similar or lesser volumes, Licensor shall promptly notify Licensee and the pricing and terms granted to Licensee will be modified to provide such pricing and terms to Licensee, effective as of the date the more favorable pricing or terms was provided to the third party purchaser. This right will be perpetual, notwithstanding the termination of this Agreement.

EXECUTION VERSION

7.4 Proprietary Rights in Trademarks. Licensee will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair Licensor’s rights in and to the Trademarks. All use of the Trademarks by Licensee shall inure to the benefit of Licensor. Licensee will at no time adopt or use, without Licensor’s prior written consent, any name or mark, either alone or in combination with any other words or symbols, which is similar to or likely to be confused with the Trademarks, unless Licensor consents in writing.

8. MISCELLANEOUS.

8.1 Entire Agreement. This Agreement and the related Closing Documents contain the full and entire agreement between the parties with respect to its subject matter, and supersedes and replaces all previous agreements or understandings, written or oral, between Licensor and Licensee. No modification or amendment of this Agreement shall be valid unless in writing and signed by both parties hereto.

8.2 Force Maieure. Either party shall be excused from delays in performing or from any failure to perform any of its duties under this Agreement to the extent such delays or failures result from causes beyond the reasonable control of such party; provided, however, that in order to be excused from any such delay or failure, such party must promptly notify the other of the delay and its cause and must diligently act to mitigate such delay to the extent reasonably possible.

8.3 Assignment. The benefits of this Agreement shall inure to and be binding upon the successors and assigns of both parties. However, neither party may assign or transfer this Agreement or any of its rights hereunder, nor delegate any of its duties and obligations hereunder, without prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, subject to the limitations of Section 2.6 above, Licensee may assign this Agreement to a third party as part of a sale of all or substantially all of the assets or stock of Licensee to that third party, or a sale of the relevant business line, and provided that such third party agrees to be bound by the terms of this Agreement.

8.4 Notice. All notices and requests in connection with this Agreement shall be given in writing and may be given by registered or certified mail, commercial delivery service, facsimile or other customary means of written communication, delivered to the addresses set forth above or to such other address as the party to receive the notice or request shall designate by notice to the other party. The effective date of any notice or request given in connection with this Agreement shall be the date on which it is received by the addressee.

8.5 Choice of Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to its conflict of laws rules. Except as set forth in Section 4.2(d) above, the parties agree to the non-exclusive jurisdiction and venue of California state and federal courts with respect to any action between the parties relating to this Agreement. In any such legal action, the prevailing party shall be entitled to an award of its reasonable costs and attorneys’ fees.

8.6 Waiver. Any waiver by a party of any covenant, condition or obligation of the other party must be in writing and signed by the party asserted to have made the waiver, and any such waiver shall not be construed to be a waiver of any subsequent breach. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right in the future to exercise such right or power or to insist on strict compliance.

EXECUTION VERSION

8.7 Severability. If any term of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, such term shall be reduced or otherwise modified by such court or arbitrator to the minimum extent necessary to make it valid and enforceable. If such term cannot be so modified, it shall be severed and the parties agree to negotiate in good faith a replacement term that approximates, to the maximum extent that is legal and valid, the original intent of the deleted provision.

8.8 Relationship of Parties. Licensor and Licensee are acting hereunder as independent contractors and this Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity or to make commitments of any kind for the account of, or on behalf of, the other party, except to the extent, and for the purposes, expressly provided for and set forth herein.

8.9 Compliance with United States Export Controls. Both parties hereto shall comply with all applicable United States export control laws and regulations. Neither party shall export any Technology or any Derivative Works of such Technology, or any products or services that use or incorporate such Technology or Derivative Works, from the United States to any other country except as in compliance with the United States export control laws and regulations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date.

QUINTESSENCE PHOTONICS CORPORATION: FINISAR CORPORATION:

EXECUTION VERSION

EXHIBIT A

Description of Copyrights

1.	List of process equipment and model numbers used for fabrication of optoelectronic chips;

2.	Printout of equipment settings used during chip fabrication, including gases used, flow rates, pressures and temperatures;

3.	Printouts of Emcore process recipes for MOCVD growth of epitaxial layers used to grow product;

4.	Engineering drawings of specialized fixtures such as bar coating jigs;

5.	Engineering drawings for product packages and components;

6.	Description of above processes and fixtures and their role in manufacturing process.

Description of Patents

Title	Application Number
A Laser Diode with an Internal Mirror	10/163,859
De-Tuned Distributed Feedback Laser Diode	60/361,792
A Laser Diode With an Amplification Section That has a V in Index of Refraction	10/379,027
A Laser Diode With A Low Absorption Diode Junction	10/378,723
A Laser Diode With An In-Phase Output	10/264,593
Compact, High Power Pulsed Laser Source	10/417,920
High Performance Vertically Emitting Lasers	10/264,534
Mid-Infrared Laser Diode	60/449,667
Mid-Infrared Laser Diode	60/449,766

Description of Trademarks

Licensor currently has no registrations or pending applications for any trademarks or service marks. As Licensor currently has no commercially released products, Licensor is not using any trademarks or service marks in connection with any products or services.

“Quintessence Photonics Corporation” (QPC) has been in use as Licensor’s corporate name since December 2000.